Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors

Ballard Power Systems Inc.

We consent to the use of our report dated March 12, 2025, on the consolidated financial statements of Ballard Power Systems Inc., which comprise the consolidated statements of financial position as of December 31, 2024 and December 31, 2023, the related consolidated statements of loss and comprehensive income (loss), changes in equity and cash flows for each of the years then ended, and the related notes, and our report dated March 12, 2025 on the effectiveness of internal control over financial reporting as of December 31, 2024, which are incorporated by reference and to the reference to our firm under the heading “Auditors” in the prospectus included in the Form F-10 Registration Statement dated June 11, 2025 of Ballard Power Systems Inc.

/s/ KPMG LLP

Chartered Professional Accountants

June 11, 2025

Vancouver, Canada